Exhibit 99.1

NEWS RELEASE

For immediate release

Navient celebrates launch as new leader in loan servicing and asset recovery, dedicated to helping customers navigate the path to financial success

NEWARK, Del., May 1, 2014 — Navient, the nation’s leading loan management, servicing and asset recovery company, today marks its launch as an independent company dedicated to helping customers navigate the path to financial success. Navient will begin “regular way” trading today on the NASDAQ stock market under the ticker symbol NAVI.

Created from the strategic separation of Sallie Mae into two companies, Navient services nearly $300 billion in student loans, providing customer support to assist 12 million customers in successfully paying their education loans.

“Navient’s dedicated 6,000 employees bring a devotion to client service, compliance and expertise to assist our customers in successfully repaying education loans and other credit,” said John (Jack) F. Remondi, president and CEO, Navient.

Navient will continue a strong track record of results: its federal loan customers default at a rate 30 percent better than the national average, with higher enrollment in income-based repayment plans and lower usage of interest capitalizing forbearance. Subsidiaries Pioneer Credit Recovery and General Revenue Corporation are also part of the Navient family, and will continue their top-performing work in asset recovery for 1,500 government entities and higher education institutions.

During a transition period, customers will continue to have their student loans serviced under the Sallie Mae name with no changes to how they conduct business until the fall of 2014. Along the way, they will receive personalized information about their account and any changes needed to ensure a smooth transition.

More information about the new company is available at navient.com.

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About Navient

As the nation’s leading loan management, servicing and asset recovery company, Navient (NASDAQ: NAVI) helps customers navigate the path to financial success. Servicing a $300 billion student loan portfolio, the company supports the educational and economic achievements of more than 12 million Americans. A growing number of government and higher education clients rely on Navient for proven solutions to meet their financial goals. Learn more at navient.com. Created from the strategic separation of Sallie Mae, Navient began trading on NASDAQ as an independent company on May 1, 2014.

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Contact:

Journalists may contact:

Patricia Nash Christel, 302-283-4076, patricia.christel@navient.com

Nikki Lavoie, 302-283-4057, nikki.lavoie@navient.com

Investors may contact:

Joe Fisher, 302-283-4076, joe.fisher@navient.com

Customers may contact:

888-272-5543